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                                                               Exhibit 3.1(ii)

                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                  FVC.COM, INC.


     FVC.COM, Inc. (hereinafter called the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1.    The name of the Corporation is FVC.COM, Inc.

     2. The certificate of incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series A Convertible" series of Preferred Stock:

     RESOLVED, that one series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. There is hereby designated a series of shares of Preferred Stock consisting of 27,437 shares designated "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED STOCK").

     2.     DIVIDENDS.

          (a) The Series A Preferred Stock shall not be entitled to receive dividends unless and until the Board of Directors declares a dividend in respect of the Common Stock out of legally available funds therefor; PROVIDED, HOWEVER, that no dividends shall be declared or paid upon the Common Stock (other than dividends payable upon the Common Stock solely in additional shares of Common Stock, provided that an appropriate adjustment in the Conversion Price is made under Section 6(a) hereof) or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "JUNIOR STOCK") unless (i) after the payment of the dividend on the Common Stock and Junior Stock (and the simultaneous dividend on the Series A Preferred Stock) the Corporation's net worth exceeds the aggregate liquidation preference of the Series A Preferred Stock, provided that this clause (i) shall not apply if the dividend is approved by the holders of a majority of the outstanding shares of Series A Preferred Stock and (ii) there

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shall be a simultaneous declaration or payment, as applicable, of a dividend upon the Series A Preferred Stock.

          (b) In the case of any dividend being declared upon the Common Stock, the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend upon the Common Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock immediately before the declaration of such dividend, with such conversion being based on the then applicable Conversion Price determined in accordance with Section 6 as of the record date for the declaration of such dividend on the Common Stock.

          (c) In the case of any dividend being declared upon any class of Junior Stock that is convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend on Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock, shall equal the amount of the dividend declared upon each share of such class of Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of such class of Junior Stock, in each case assuming such conversion occurred immediately before the declaration of such dividend.

          (d) No dividend shall be declared or paid upon any class of Junior Stock (other than Common Stock) that is not convertible into Common Stock without the consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock.

          (e) Holders of shares of Series A Preferred Stock shall be entitled to share equally (on an as converted basis) in all such dividends declared upon the Series A Preferred Stock.

     3.     LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock that is senior to the Series A Preferred Stock being referred to hereinafter as "SENIOR STOCK") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to the sum of (i) $1,000 per share (the "LIQUIDATION PREFERENCE") (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), and (ii) the amount of all declared but unpaid dividends on the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior

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Stock shall be insufficient to pay the holders of shares of Series A
Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series A Preferred Stock being referred to as "PARITY STOCK"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause
(a), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

          (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

     4.     VOTING.

          (a) Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as otherwise provided in Sections 4(b) through 4(d) hereof, or as required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; PROVIDED, HOWEVER, that the shares of Series A Preferred Stock shall not have any voting power with respect to the election of the directors unless and until the making of any necessary filings required by Vulcan Ventures Incorporated ("VULCAN") and the Corporation, and the expiration or termination of any applicable waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), required in connection with that certain Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") dated June 8, 2000, as it may be amended from time to time, between the Corporation and Vulcan. A copy of the Stock Purchase Agreement shall be provided to any stockholder upon written request.

          (b) Unless the vote or consent of a greater number of shares shall then be required by law and so long as there is outstanding at least a majority of the Series A Preferred Stock issued at the Closing (as defined in the Stock Purchase Agreement), the consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting (if such an action is at such time permitted under the Corporation's Certificate of Incorporation) or at a special or annual meeting of stockholders called for such purpose, shall be necessary to (i) amend, modify or repeal any provision of the Certificate of Incorporation (including any provision of the Certificate of Designation of Series A Convertible Preferred Stock) or Bylaws of the Corporation in any manner (including by merger, consolidation, operation of law or otherwise) which would adversely affect the

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powers, preferences or special rights of the Series A Preferred Stock;
PROVIDED, HOWEVER, that the holders of Series A Preferred Stock shall not be entitled to vote as a class on any merger or consolidation that constitutes a Change in Control (as defined in Section 6(i)(2) below) or any merger or consolidation that does not constitute a Change in Control if the Certificate of Incorporation is not amended in such merger or consolidation and the Series A Preferred Stock is not converted in such merger or consolidation, it being understood that the holders of Series A Preferred Stock will be entitled to vote as a separate class pursuant to this clause (i) in any merger or consolidation in which Series A Preferred Stock is converted that is not a Change in Control, or (ii) authorize or create any shares of any class or series of Senior Stock or Parity Stock of the Corporation or reclassifiy any authorized stock of the Corporation into any such Senior Stock or Parity Stock, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock shall be deemed not to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

          (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law and so long as there is outstanding at least a majority of the Series A Preferred Stock issued at the Closing, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in person or proxy, either in writing without a meeting (if such an action is at such time permitted under the Corporation's Certificate of Incorporation) or at a special or annual meeting of stockholders called for such purpose, shall be necessary to authorize or effect (i) a liquidation, winding up or dissolution of the Corporation or adoption of any plan of the same; (ii) the commencement by the Corporation of a voluntary case or proceeding under applicable bankruptcy laws or any other insolvency, receivership, reorganization, moratorium or similar laws providing relief to debtors; and
(iii) any redemption or repurchase or other acquisition by the Corporation or subsidiary of the Corporation of any Junior Stock or Parity Stock or any securities convertible into Junior Stock or Parity Stock, other than the repurchase of shares in connection with the termination of employees, consultants, directors or advisors of the Corporation pursuant to rights under written agreements.

          (d) In addition to the voting rights set forth above, after the Closing, and so long as Vulcan together with any Affiliate (as defined in Section 9.4 of the Stock Purchase Agreement), owns not less than 50% of the Series A Preferred Stock issued in the Closing, the holders of the shares of Series A Preferred Stock, voting as a single class, shall be entitled to nominate and elect one (1) director to serve on the Board of Directors at any annual meeting of stockholders or any special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock as hereinafter specified to serve until the next annual meeting and until such director's successor is elected and qualified; PROVIDED, HOWEVER, that the shares of Series A Preferred Stock shall not have any voting power with respect to the election of the directors unless and until the making of any necessary filings by Vulcan and the Corporation required by, and the expiration or

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termination of any applicable waiting periods under, the HSR Act required in connection with the Stock Purchase Agreement.

          As used herein "SERIES A PREFERRED DIRECTOR" shall mean the director of the Corporation elected as a matter of right by the holders of the Series A Preferred Stock pursuant to Section 4(d) above. Nothing in this Section shall be deemed to constitute an admission that the Series A Preferred Director is not an "independent director" for purposes of the rules of The Nasdaq Stock Market.

          At any time a vote of the holders of the Series A Preferred Stock shall be necessary pursuant to this Section, a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of the Series A Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of the Series A Preferred Stock, for the purpose of electing the director which such holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of such written request upon the Secretary of the Corporation, or personal service of said written request upon the Secretary of the Corporation at its principal executive offices, the holders of at least twenty-five percent (25%) of the outstanding shares of Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the persons so designated upon the notice required for the annual meeting of stockholders of the Corporation. Any holder of the Series A Preferred Stock so designated shall have, and the Corporation shall provide access to the lists of stockholders to be called pursuant to the provisions hereof.

     5.    CONVERSION RIGHTS.

          (a) EXERCISE OF CONVERSION RIGHTS. Subject to compliance with the HSR Act, each holder of Series A Preferred Stock shall have the right, at its option, at any time, to convert, subject to the terms and provisions of this Section 5, all or any portion of its Series A Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price (as defined in Section 6 below) on the Conversion Date (as defined below). Such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered for conversion and written notice shall have been received as provided in Section 5(b) (the "CONVERSION DATE"), so that the person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time. Upon conversion of any shares of Series A Preferred Stock pursuant to this Section 5, the rights of the holder of such shares upon the Conversion Date shall be the rights of a holder of Common Stock only, and each such holder shall not have any rights in its former capacity as a holder of shares of Series A Preferred Stock.

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          (b)     NOTICE TO THE CORPORATION. In order to convert all or any
portion of its outstanding Series A Preferred Stock into shares of Common Stock, the holder of such Series A Preferred Stock shall deliver the shares of Series A Preferred Stock to be converted to the Corporation at its principal office, together with written notice that it elects to convert those shares of Series A Preferred Stock into shares of Common Stock in accordance with the provisions of this Section 5. Such notice shall specify the number of shares of Series A Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Corporation, shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation, duly executed by the registered holder of the shares of Series A Preferred Stock to be converted or by its attorney duly authorized in writing.

          (c) DELIVERY OF CERTIFICATE. As promptly as practicable after the surrender as hereinabove provided of shares of Series A Preferred Stock for conversion into shares of Common Stock, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series A Preferred Stock are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 5(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not close its Common Stock transfer books. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock).

          (d) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Market Price of a whole share of Common Stock as of the Conversion Date. The "MARKET PRICE" of a share of Common Stock on or with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Common Stock on the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected in good faith by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected in good faith by the Company, or (ii) if the shares of Common Stock are not then traded on any such exchange

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or system, the amount determined in good faith by the Board to represent the fair value of a share of Common Stock.

          (e) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock in accordance with the provisions of this Section 5.

          (f) REGISTRATION. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

          (g) SHARES VALIDLY ISSUED AND NON-ASSESSABLE. All shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock shall upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (h) RETIREMENT OF SHARES. Any shares of Series A Preferred Stock converted pursuant to the provisions of this Section 5 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

          (i)    AUTOMATIC CONVERSION.

               (1) TRANSFER OF SHARES. In the event that a holder of shares of Series A Preferred Stock desires to transfer some or all of such shares other than to an Affiliate, each share of Series A Preferred Stock so transferred shall automatically convert into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 6 hereof automatically and without further action, immediately upon the transfer of such shares; provided that the mortgage, pledge or other encumbrance of shares of the Series A Preferred Stock by a holder thereof to one or more banks, insurance companies or other financial institutions (each, a "LENDER") shall not trigger the conversion of such shares until such Lender forecloses on such shares, if ever.

               (2) CHANGE IN CONTROL. In the event of a Change in Control (as defined below) of the Corporation, then each share of Series A Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to
Section 6 hereof automatically and without further action, immediately prior to the Change in Control. For purposes of this Certificate

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of Designation, "Change in Control" means the  merger or consolidation
(including a reverse merger) of the Corporation unless immediately following such merger or consolidation, the owners of the outstanding capital stock of the Corporation immediately prior to such merger or consolidation would own at least fifty percent (50%) of the combined power to vote in the election of directors of the surviving corporation or the owner of such surviving corporation.

               (3) MECHANICS OF CONVERSION. Upon the occurrence of the events specified in Sections (1) or (2) above, the outstanding shares of Series A Preferred Stock shall automatically convert without any further action by the holders of such shares or the Corporation whether the certificates evidencing such shares are surrendered to the Corporation or its transfer agent. Upon the occurrence of the event set forth in Section
(1) above, the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted and cash as provided in Section 5(d) above in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

     6. CONVERSION PRICE. As used herein, the "CONVERSION PRICE" for the Series A Preferred Stock shall initially be $8.00 per share of Common Stock, subject to adjustment as set forth below. The Conversion Price shall be subject to adjustment from time to time as follows:

          (a) STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (b) OTHER DISTRIBUTIONS. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any

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class other than its Common Stock, (ii) of evidence of indebtedness of the
Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, in each such case all holders of shares of its Series A Preferred Stock shall receive a distribution (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, as applicable, equal in amount to the distribution which they would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to the distribution.

          (c) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE OR RECLASSIFICATIONS OR REORGANIZATIONS. In case the Corporation shall at any time after the date of issuance of the Series A Preferred Stock consolidate with, or merge with or into, any other corporation or entity or engage in any reorganization, recapitalization, sale of all or substantially all of the Corporation's assets to any entity or any other transaction which is effected in such a manner that the holders of Common Stock or Series A Preferred Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Common Stock or Series A Preferred Stock, then each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance or such reclassification, reorganization or other change be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change; and if the applicable event does not constitute a Change in Control, the provisions set forth in this Section 6 with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

          (d)     ADJUSTMENTS OF CONVERSION PRICE FOR CERTAIN DILUTING
ISSUES.

               (1) SPECIAL DEFINITIONS. For purposes of this Section 6(d), the following definitions apply:

                    (i) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (ii) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A Preferred Stock was first issued.

                    (iii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 6(d)(3) deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock:

                         (A) issued or issuable to officers, directors, employees or advisors of, or consultants or independent contractors to, the Corporation, pursuant to options, warrants or other Common Stock purchase rights granted in accordance with plans or other arrangements approved by the Board of Directors of the Corporation and, as required by law, the Corporation's stockholders;

                         (B) issued in connection with any merger, consolidation or similar transaction, or any acquisition of assets or a business, in accordance with agreements or other arrangements approved by the Board of Directors of the Corporation;

                         (C) issued or issuable upon conversion of shares of Series A Preferred Stock;

                         (D)     issued or issuable as a dividend or
         distribution on the Series A Preferred Stock; or

                         (E) for which adjustment of the Conversion Price for the Series A Preferred Stock is made pursuant to Section 6(a) or for which a distribution with respect to the Series A Preferred Stock is made pursuant to Section 6(b);

                         (F) issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors of the Corporation not to exceed 100,000 shares of Common Stock in the aggregate;

                         (G) issued or issuable pursuant to Options outstanding as of the Original Issuance Date; or

                         (H) issued upon exercise of that certain warrant issued to Vulcan pursuant to the Stock Purchase Agreement.

               (2) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred Stock.

               (3) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance of Options or Convertible Securities; PROVIDED, HOWEVER, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(d)(5) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issuance of Options or Convertible Securities, or such record date, as the case may be; and PROVIDED FURTHER that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (ii) if such Options or Convertible Securities by their terms provided, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; PROVIDED, HOWEVER, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of Series A Preferred Stock;

                    (iii) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section
         6(d)(5)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (iv) no readjustment pursuant to Sections 6(d)(2)(ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (v) in the case of any Options which expire by their terms not more than sixty (60) days after the date of issue thereof, no adjustment of the Conversion Price shall be made, except as to shares of Series A Preferred Stock converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Section 6(d)(3)(iii) above; and

                    (vi) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any, of such Options or Convertible Securities.

               (4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(3)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (determined on a fully diluted basis, as described below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding (determined on a fully diluted basis, as described below) immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Convertible Securities or outstanding Options solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment. For the purposes of the foregoing, outstanding Options shall be deemed to include (without duplication) any Options issued to directors, officers, employees or advisors of, or consultants to, the Corporation in accordance with plans or other arrangements approved by the Board of Directors of the Corporation.

               (5)  DETERMINATION OF CONSIDERATION. For purposes of this
Section 6(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                    (i)  CASH AND PROPERTY. Such consideration shall:

                         (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B) insofar as it consists of services, goods or other property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                         (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both cash and services, goods or other property other than cash, be in the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                    (ii) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(3) relating to Options and Convertible Securities, shall be determined by dividing

                         (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the maximum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (e) NOTICE TO HOLDERS. In the event the Corporation shall propose to take any action of the type described in subsections (a), (b), (c) and (d) of this Section 6, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

          (f) STATEMENT REGARDING ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Each such statement shall be signed by the Corporation's Chief Financial Officer.

          (g) TREASURY STOCK. For the purposes of this Section 6, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

          (h) STOCKHOLDER APPROVAL. Notwithstanding any other provision in this Section 6 to the contrary, no adjustment (other than as set forth in this Section 6(h)) shall be made in the Conversion Price prior to the receipt by the Corporation of any requisite stockholder approval required by the rules of the National Association of Securities Dealers, Inc., if such rules are applicable to such adjustment. If such rules are applicable, (i) the Conversion Price shall immediately be adjusted to the maximum extent as would not require stockholder approval under such rules and (ii) the Corporation shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such Conversion Price adjustment.

     7. GOOD FAITH. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the shares of Series A Preferred Stock against impairment of any kind.

     8. NO REDEMPTION RIGHTS. The Series A Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series A Preferred Stock.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Chief Financial Officer, this 8th day of June, 2000. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.


                                   /s/ Truman Cole
                                   -----------------------------------
                                   Truman Cole
                                   Chief Financial Officer